EX-99(d)(18)

AMENDMENT AGREEMENT NO. 6

This AMENDMENT AGREEMENT NO. 6 (this "Amendment") is made as of December 3, 2020, by and among INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware statutory trust and a closed-end management investment company (the "Borrower"), the lending institutions listed on the signature pages hereof and referred to as "Banks" in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the "Agent").

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 10, 2015 (as amended and in effect from time to time, the "Credit Agreement"); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.   Definitions.   Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) The definitions of "Applicable Margin", "Bail-In Action", "Bail-In Legislation", "Overnight Rate", "Restricted Payment", "Termination Date" and "Write-Down and Conversion Powers" contained in Section 1.01 of the Credit Agreement are each hereby amended by deleting each such definition in its entirety and restating each such definition as follows:

"Applicable Margin" means 0.90% per annum.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Overnight Rate" means the higher of (a) the Three Month LIBOR Rate plus 0.90% and (b) the Federal Funds Rate as in effect from time to time plus 0.90%.

"Restricted Payment" means (a) any dividend or other distribution, or the declaration of any distribution or dividends (other than distributions payable solely in shares of beneficial interest in the Borrower) on, or the payment on account of, or the setting apart of assets for the purchase, redemption, retirement or other acquisition of, any shares of beneficial interests in the Borrower, including, without limitation, all common and preferred shares, whether now or hereafter outstanding, either directly or indirectly, whether in cash, property or in obligations of the Borrower, and (b) the payment of fees and expenses to the Investment Manager or any Affiliate of the Investment Manager as compensation for the provision of managerial, administrative services or otherwise. For the avoidance of doubt, any payments made to any holder of the Borrower's equity interests in connection with any share repurchase program, tender offer or any other offer to repurchase shares, or any setting apart of funds or property for any of the foregoing, shall constitute a Restricted Payment hereunder.

"Termination Date" means December 2, 2021, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks' Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(c) Section 1.01 of the Credit Agreement is hereby further amended by inserting the following definitions in the appropriate alphabetical order:

"Affected Financial Institution" means (a) any EEA Financial Institution or
(b)	any UK Financial Institution.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with respect to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement or other period referenced pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed pursuant to clause (f) of Section 8.02.

"Benchmark" means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the USD LIBOR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark pursuant to clause (a) of Section 8.02.

"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)
the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

Provided, that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information services that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clauses (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of "Benchmark Replacement," the first alternative set forth in the order below that can be determined by the Agent:
(a)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)
the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)
for purposes of clause (3) of the definition of "Benchmark Replacement," the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Overnight Rate," the definition of "Business Day", the definition of "Interest Period", the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein; or
(3)
in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02, and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02.

"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

"Early Opt-in Election" means, if the then-current Benchmark is USD

LIBOR, the occurrence of:
(1)
a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Banks.

"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

"Investment Advisory Agreement" means that certain Amended and Restated Master Investment Advisory Agreement dated as of July 1, 2020 by and between the Borrower and the Investment Manager.

"ISDA Definitions" means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Sixth Amendment Effective Date" means December 3, 2020.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
"SOFR Administrator’s Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
"Term SOFR" means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
"USD LIBOR" means the London interbank offered rate for U.S. dollars (which rate is a component of each of the LIBOR Base Rate and the Three Month LIBOR Rate).
§3. Amendment to Article IV of the Credit Agreement. Article IV of the Credit Agreement is hereby amended as follows:

(a)	Section 4.01 of the Credit Agreement is hereby amended by inserting immediately after the end of Section 4.01(b) the following new clause (c):

(c) The Investment Advisory Agreement is in substantially the form delivered to the Agent on the Sixth Amendment Effective Date.

(b)	Section 4.22 of the Credit Agreement is hereby amended by deleting Section 4.22 in its entirety and restating it as follows:

SECTION 4.22. Affected Financial Institution. Neither the Borrower nor its Investment Manager is an Affected Financial Institution.

§4. Amendment to Article V of the Credit Agreement.Article V of the Credit Agreement is hereby amended as follows:

(a)	Section 5.22 of the Credit Agreement is hereby amended by deleting Section 5.22 in its entirety and restating it as follows:

SECTION 5.22. Restricted Payments. The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to declare or make, directly or indirectly, any Restricted Payment, in each case which would be outside of the ordinary course of business without the prior written consent of the Banks. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to declare or make, directly or indirectly, any Restricted Payment during such time as an Event of Default shall exist and be continuing or would exist as a result of making such Restricted Payment or if the Borrower is not in compliance with its Borrowing Base both before and after giving effect to the making of any Restricted Payment.

(b)	Article V of the Credit Agreement is further amended by inserting immediately after the end of Section 5.23 the following new Sections 5.24 and 5.25:

SECTION 5.24. Investment Advisory Agreement Amendments. The Investment Advisory Agreement shall be amended or otherwise modified in any material respects without the written consent of the Agent and the Required Banks if such change could reasonably be expected to have a Material Adverse Effect.

SECTION 5.25. Investment Manager Termination Notice. The Investment Manager voluntarily agrees without the prior written consent of the Banks that the notice period for a termination of the Investment Advisory Agreement or other contract by which such Investment Manager is retained by the Borrower shall be shortened from the notice period which exists in the Investment Advisory Agreement as in effect on the Sixth Amendment Effective Date.

§5. Amendment to Section 6.01 of the Credit Agreement. Section 6.01 of the Credit Agreement is hereby amended as follows:

(a)
Section 6.01(b) of the Credit Agreement is hereby amended by deleting the words "in Sections 5.01, or 5.04 through 5.23 hereof" and substituting in place thereof the words "in Sections 5.01, or 5.04 through 5.25 hereof".

(b)	Section 6.01(j) of the Credit Agreement is hereby amended by deleting Section 6.01(j) in its entirety and restating it as follows:

(j) (i) any notice is provided under the Investment Advisory Agreement or any other contract by which the Investment Manager is retained by the Borrower as its investment adviser of the termination or replacement, as applicable, of the Investment Manager as the Borrower's investment adviser (whether such termination or replacement, as applicable, is pursuant to or by reason of the operation of the Investment Company Act, the Borrower's trustees or shareholders or any action taken by the SEC, and including any notice of a termination or replacement which will be effective at some future date) unless such notice specifies the successor Investment Manager and the Banks have consented to such successor Investment Manager in writing prior to such notice having been given; (ii) the Investment Advisory Agreement shall terminate or no longer be in full force and effect unless prior to such event having occurred the successor Investment Advisory Agreement has been approved in writing by the Bank and is entered into immediately upon the prior Investment Advisory Agreement having been terminated or no longer being in full force and effect; or (iii) the Investment Manager shall cease to be the investment adviser to the Borrower unless the successor thereto is an entity consented to in writing by the Agent and the Required Banks.

§6. Amendment to Section 8.02 of the Credit Agreement. Section 8.02 of the Credit Agreement is hereby amended by deleting Section 8.02 in its entirety and restating it as follows:

8.02.	Inability to Determine Rates.

(a)
Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.02, if (i) the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for determining the LIBOR Rate or the Three Month LIBOR Rate (for purposes of the Overnight Rate Loans) for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Overnight Rate Loan; or (ii) the Agent is advised by the Required Banks that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and, in the case of LIBOR Loans, Interest Period of such Loan, or (B) the LIBOR Rate or the Three Month LIBOR Rate, as applicable, with respect to Loans does not or would not adequately and fairly reflect the cost to such Banks of funding new or existing Loans; thereafter, the Agent shall give notice thereof to the Borrower and the Banks as promptly as practicable and, until the Agent notifies the Borrower and the Banks (upon the instruction of the Required Banks with respect to notice given pursuant to clause

(ii) above) that the circumstances giving rise to such notice no longer exist, (x) any pending Notice of Borrowing for Loans may be revoked by the Borrower, and (y) with respect to outstanding Loans and subsequent Loans, such Loans shall be Overnight Rate Loans, and the Overnight Rate shall be equal to .90% above the Federal Funds Rate.

(b)
Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then

(x) if a Benchmark Replacement is determined in accordance with clause (1) or
(2) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan  Document and (y) if a  Benchmark  Replacement  is  determined  in accordance with clause (3) of the definition of "Benchmark Replacement" for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(c)
In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)
The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.02.

(e)
Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the tenor for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and

(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark

(including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of "Interest Period" or other tenor for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)
Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Overnight Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the Overnight Rate shall be equal to .90% above the Federal Funds Rate.

§7. Amendment to Section 9.13 of the Credit Agreement. Section 9.13 of the Credit Agreement is hereby amended by deleting Section 9.13 in its entirety and restating it as follows:

SECTION 9.13. Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

§8. Amendment to Schedule 1. Schedule 1 to the Credit Agreement is hereby amended by deleting the notice information for the Borrower which appears in such Schedule and substituting in place thereof the following:

Borrower:
Invesco Dynamic Credit Opportunities Fund c/o Invesco Advisers, Inc.
1555 Peachtree Street, NE Atlanta, GA 30309
Attention: President and General Counsel Email: elizabeth.nelson@invesco.com Alissa.Clare@invesco.com Philip.Yarrow@invesco.com
Phone: (713) 629-1919

With a copy to

Invesco Dynamic Credit Opportunities Fund
3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515 Attention: Phil Yarrow Telephone No.: 630-684-6923
Email: Philip.yarrow@invesco.com

§9. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a)
Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)	No Default. No Default or Event of Default has occurred and is continuing.

(c)
Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower's performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the "Amended Agreement") (i) are within the Borrower's statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable),

(iv)
do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d)
Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§10. Effectiveness. This Amendment shall become effective on the date that each of the following conditions shall have been satisfied (the "Effective Date"):

(a)	receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank;

(b)
receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary's Certificate dated as of December 5, 2019 and delivered pursuant to Section 9(d) of the Amendment Agreement No. 5 dated as of December 5, 2019 by and among the Borrower, the Banks and the Agent (the "Fifth Amendment Certificate"), and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the Agent and attached as Exhibits A and B to that certain Assistant Secretary's Certificate dated December 7, 2017 and delivered to the Agent on December 7, 2017 in connection with the Amendment Agreement No. 2 dated as of December 7, 2017 by and among the Borrower, the Banks and the Agent), (ii) the resolutions of the Borrower's Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Manager as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent on the Effective Date and delivered pursuant to Section 3.01(f) of the Credit Agreement (the "Closing Date Certificate")), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent and attached as Exhibit B to that certain Assistant Secretary's Certificate dated December 6, 2018 and delivered to the Agent on December 6, 2018 in connection with the Amendment Agreement No. 4 dated as of December 6, 2018 by and among the Borrower, the Banks and the Agent) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(c)	receipt by the Agent of a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(d)	receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware;

(e)
receipt by the Agent of the legal opinion of Stradley Ronon Stevens & Young, LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated hereby as the Agent and the Banks may reasonably request; and

(f)	receipt by the Agent of a fee letter dated as of the date hereof between the Borrower and the Agent (the "Fee Letter") and payment by the Borrower to the Agent, in cash,
(i) for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to fifteen (15) basis points on the Aggregate Commitment Amount and (ii) such other fees as are contemplated by such Fee Letter.

§11. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§12. Miscellaneous.   This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By: /s/ Alissa Clare Name: Alissa Clare Title: Assistant Secretary

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By: Title:

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

By: Name: Title:

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By: /s/ Janet B. Nolin Name: Janet B. Nolin Title: Vice President

THE BANK OF NOVA SCOTIA, as a Bank
By: /s/ Aron Lau Name: Aron Lau Title: Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank
By: /s/ Michael Borowiecki Title: Authorized Signatory Michael Borowiecki